Exhibit 99(d)

June 28, 2007

Mr Richard B. Evans

President and Chief Executive Officer

Alcan Inc.

1188 Sherbrooke Street West

Montreal, Quebec, Canada H3A 3G2

Dear Dick:

I cannot understand the response we received from you this morning. As I have indicated in our last two letters and our conversation, I am ready to consider value for your shareholders beyond that reflected in our outstanding offer. I thought this effort was consistent with your stated goal and your Board’s fiduciary duties. I trust that you will agree with me that the only way you can be confident that you have maximized value for your shareholders and achieved a transaction that is in the best interests of your shareholders is to include us in any process you may be pursuing. I and our advisors stand ready to engage in substantive conversations with you and your Board at the earliest practicable time.

Best regards,

Alain Belda

cc:	Y. Fortier

P. Tellier